Exhibit 99.2

Letter to Unitholders

2018 was a transformative year for Brookfield Property Partners (“BPY”) as we grew our earnings, continued our capital recycling initiatives and completed the acquisition of GGP. Over the past 5 years we have worked hard to consolidate our ownership in our various operating businesses, completing the privatization of five publicly listed companies which now provides us with tremendous operating flexibility and access to free cash flow.

With these important initiatives out of the way, we are now in a position to dedicate increasing amounts of our capital to repurchasing our own units if they trade at a substantial discount to their underlying value. As a result, our Board has approved the launch of a Substantial Issuer Bid (“SIB”) to repurchase up to $500 million of our own units at a price between $19.00 and $21.00 per unit.

We also announced today that we are increasing our quarterly distribution to unitholders by 5% to $0.33 per unit, or $1.32 per unit on an annual basis.

Over the past 12 months, we have disposed of approximately $8 billion of real estate assets at our share at prices that were approximately 5% above our IFRS carrying values. Utilizing just $500 million of the proceeds from those sales to repurchase BPY units and Class A shares of Brookfield Property REIT Inc. at a 30% discount to IFRS will create almost $250 million (or $0.25 per unit) of value for our remaining unitholders. Should our units continue to trade at such a discount, we will continue to dedicate capital to buying them back.

LP Investments

Last week, Brookfield Asset Management (“BAM”) announced the closing of its largest real estate fund to date at $15 billion of total equity commitments, including $1 billion from BPY and $2.75 billion from BAM. We had previously considered a larger investment in the Fund, but today believe that reallocating a substantial portion of that capital to unit buybacks is more desirable at this time.

Operations

Despite weakness in real estate equity markets, our underlying businesses continue to perform well. Company FFO per unit grew 3% in 2018 and our core office and retail operations completed over 17 million square feet of total leasing during the year.  Our office occupancy is at the highest level in our company’s history and same-store NOI was up 5% year over year. We also reached several important milestones toward the completion of our development pipeline, including topping out One Manhattan West, our 2.1 million square foot office development in New York City. NOI-weighted tenant sales per square foot in our retail portfolio increased 6% to $746 and leasing spreads were up 11% on average.

Since closing the GGP transaction late last year, we have begun the process of reviewing all of our retail properties for densification opportunities. Our portfolio currently consists of 10 urban properties, 3 lifestyle centers, and 111 regional shopping centers which include 13 neighborhood centers. Located adjacent to our retail assets are 25 office buildings comprising 6 million square feet of space (about one-third of which is owned), 12,000 hotel rooms and 680 residential condominium units that are not owned. Our initial focus has been on 12 opportunities that we think will create in excess of $3 billion of value at 100% ownership ($1.7 billion at BPY’s share) — the opportunity set is enormous and we expect this review will yield many more attractive opportunities to invest capital at very high rates of return as we look to transform these properties from traditional retail formats into high-density, mixed-use destinations.

Brookfield Property Partners L.P.

With our investment-grade corporate credit rating reaffirmed following the completion of the GGP transaction, we continue to enjoy good access to corporate debt markets and completed more than $8.5 billion in property-level financings in 2018.

New Investments

Equity market volatility has also created opportunities for us to continue to put capital to work through our participation in Brookfield’s global opportunity fund. In the fourth quarter, the Fund closed on the acquisition of Forest City Realty Trust, a high-quality portfolio of operating and development assets in high-barrier-to-entry markets in the US. By combining these assets with our existing office, multifamily, retail and development platforms, we will be able to drive outsized returns from what would ordinarily be considered core-plus return assets

Conclusion

Our focus in 2019 will remain on optimizing financial and operational performance in our core operating businesses, enhancing the flexibility of our balance sheet, recycling capital out of mature, stabilized assets into higher-yielding opportunities, delivering our development pipeline on time and on budget, and opportunistically dedicating capital to repurchasing our own units should they continue to trade at a meaningful discount to underlying value.

We look forward to providing updates to you over the course of the year. On behalf of our Board of Directors and all of Brookfield’s real estate employees around the globe, we thank you for your continued partnership and support.

Sincerely,

Brian Kingston

Chief Executive Officer

February 7, 2019

FORWARD-LOOKING STATEMENTS

This letter to unitholders contains “forward-looking information” within the meaning of applicable securities laws and regulations. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts,” “likely,” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Forward-looking statements in this letter include, without limitation, statements regarding our anticipated FFO, NOI, cash flow and net asset value (NAV) growth; targeted returns from earnings growth drivers; the growth potential of our existing and new investments; anticipated leasing; and our strategy for asset sales and acquisitions.

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchanges rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes and hurricanes; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION REGARDING THE SUBSTANTIAL ISSUER BID OFFER

The offer to repurchase units referred to in this letter to unitholders has not yet commenced. This letter to unitholders is neither an offer to purchase nor a solicitation of an offer to sell any units of BPY. The solicitation and the offer to purchase units by BPY will be made pursuant to an offer to purchase, issuer bid circular, letters of transmittal, notices of guaranteed delivery, and related materials that BPY will file with the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission and that BPY will distribute to its unitholders, copies of which will be available free of charge from BPY, as well as available on the website of the SEC at www.sec.gov and on the Partnership’s SEDAR profile at www.sedar.com. These documents will contain important information about the offer and unitholders are urged to read them carefully when they become available.